Exhibit 99.1

NEXMED RECEIVES NASDAQ LISTING QUALIFICATIONS LETTER

East Windsor, NJ, October 13, 2008 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative treatments based on the NexACT® technology, announced today that on October 9, 2008, it received a letter from The NASDAQ Listing Qualifications Department providing notification that, for the last 30 consecutive business days, the bid price of its common stock has closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Capital Market under NASDAQ Marketplace Rule 4310(c)(4) (the “Rule”). In accordance with NASDAQ Marketplace Rule 4310(8)(D), NexMed has 180 calendar days, or until April 7, 2009, to regain compliance with the Rule. NexMed can regain compliance with the Rule if at anytime before April 7, 2009, the bid price of its common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

If NexMed does not regain compliance with the Rule by April 7, 2009, NASDAQ will provide written notification that the Company’s securities will be delisted from The NASDAQ Capital Market. At that time, NexMed may appeal to a NASDAQ Listing Qualifications Panel. Alternatively, in the event such delisting is based solely upon non-compliance with the Rule and NASDAQ determines that NexMed otherwise meets the initial listing criteria, set forth in Marketplace rule 4310(c), except for the bid price requirement, NexMed will be afforded an additional 180 calendar day grace period in order to regain compliance with the Rule. If the Company fails to maintain compliance with any other listing requirements, it may be delisted for failure to meet those requirements during these periods.

About NexMed
NexMed, Inc. is leveraging its proprietary NexACT® drug delivery technology to develop innovative topical pharmaceutical products that address unmet medical needs. For further information about NexMed, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, obtaining regulatory approval for its products under development, raising sufficient financing to continue its operations, entering into partnering agreements, pursuing growth opportunities, and/or other factors, some of which are outside the control of the Company.  # # #

Company Contact:	Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com